Gregg K. Becker
 January 6, 1999            Manager, Card Solutions
                               TELUS Card Services

                                TELUS Corporation
                             9G, 10020 - 100 Street
                                Edmonton, Alberta
                                     T5J 0N5
                              Phone: (403) 493-4943
                               Fax: (403) 493-4687


Dear Mr. Bahadoorsingh,


Thank you for your inquiry of December 30, 1999, to Gregg Becker, requesting an assignment of the current IVR Agreement between TELUS Communications Inc. (TELUS) and Revere Communications Inc. (REVERE), dated June 16, 1998 (the "IVR Agreement"), to ADBE Holdings Inc.. We understand that this assignment may be required if a transaction being contemplated by REVERE and the ABDE Holdings Ltd. (ABDE) is concluded.


In response to your request, TELUS hereby agrees to provide an assignment of the IVR Agreement with the following changes to the IVR Agreement:

o Replace existing Section 7 to Schedule "A" with: "7.0 All Data will be backed up daily by ABDE to a TELUS facility in a format acceptable to TELUS. The data to be backed shall include, but is not limited to: all system configuration files including IVR scripts; TLM files; program groups, call rating and routing information; fraud control settings; and all database fields for each customer PIN. ABDE will provide TELUS with electronic access to the IVR platform for the purpose of system monitoring, and access to configuration and customer data. On site data is to be backed up in such a way that any system failure will result in a loss of at most twelve (12) hours of data."

o The following clause shall be added to the Agreement as Section 16.0 to Schedule "A" to the Agreement: "16.0 Electronic soft copy versions of all finalized scripts and IVR prompts for TELUS prepaid long distance programs will be provided to TELUS in a format acceptable to TELUS."

o    Section 3.2 of the IVR Agreement  shall be amended to state the  following:
     "3.2 Either party may terminate this Agreement without cause at any time upon 60 days written notice. Notwithstanding the foregoing, TELUS agrees not to terminate this Agreement without cause prior to March 31, 1999."

In addition, before assigning the IVR Agreement to ADBE, TELUS requires that ABDE agree to, and remain in compliance with, the following conditions:

o ABDE agrees to honor all terms and conditions of the IVR Agreement between TELUS and REVERE, dated June 16, 1998, as long as it is in effect; and

o ABDE agrees to continues to pursue and develop the existing IVR business of REVERE for the duration of the IVR Agreement; and

o ABDE guarantees that the new entity will meet in full it's monthly financial commitments to TELUS for any services used, for each month of 1999, in a timely fashion; and

o ABDE guarantees that the new entity will meet in full it's monthly financial commitments to other companies for services used, for each month of 1999; and

o ABDE guarantees that all outstanding debts of REVERE to TELUS ($183,828.46) will be paid in full prior to completion of the assignment of the IVR Agreement; and

o ABDE agrees, to provide management contracts to Randall Walrond and Rick Villaneuva (formerly of Revere Communications), for a minimum of one (1) year from the effective date of the assignment of the IVR Agreement.


     Kindly acknowledge that the foregoing is satisfactory by signing this letter and returning it to me. I wish you well in your new business venture, and trust that this will allow ABDE and TELUS to work together to grow our respective businesses. If you have any questions or concerns, please contact me at (403) 493-4943.



Sincerely,


Gregg K. Becker



ADBE Holdings Inc.                                  Date


cc.      M. Yu
         C. Coe
         D. Alex
         I.Christensen